Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Year Ended December 31, 2005
	Perini (historical)[1]	Rudolph and Sletten (historical)[1]	Pro Forma Adjustments	Note[2]		Perini Pro Forma
	(In thousands, except per share data)
Revenue	$1,733,477	$463,847	$—			$2,197,324
Cost of operations	1,663,773	435,840	432	(a	)	2,100,955
			910	(b	)

Gross profit	$69,704	$28,007	$(1,342)			$96,369
General and administrative expense	61,751	24,320	(2,938)	(c	)	83,133

Income from operations	$7,953	$3,687	$1,596			$13,236
Other income (expense), net	971	4,708	(487)	(d	)
			(3,624)	(e	)	1,568
Interest expense	(2,003)	(87)	(1,139)	(f	)	(3,229)

Income before income taxes	$6,921	$8,308	$(3,654)			$11,575
Provision for income taxes	(2,872)	(696)	1,049	(g	)	(5,001)
			(2,482)	(h	)

Net income	$4,049	$7,612	$(5,087)			$6,574

Less: accrued dividends on $21.25 Preferred Stock (as defined below)	(990)					(990)
Plus: reversal of accrued dividends on $21.25 Preferred Stock based on settlement of lawsuit	2,271					2,271

Net income available for common stockholders	$5,330					$7,855

Basic earnings per common share	$0.21					$0.31

Diluted earnings per common share	$0.20					$0.30

Weighted average common shares outstanding:
Basic	25,518					25,518

Diluted	26,150					26,150

(1)	Our unaudited pro forma combined statement of income for the year ended December 31, 2005 gives effect to our acquisition and financing of Rudolph and Sletten as if they had occurred on January 1, 2005. Our fiscal year end is December 31 and Rudolph and Sletten’s fiscal year end is September 30. Accordingly, the pro forma combined statement of income for the year ended December 31, 2005 combines our audited historical statement of income for the year ended December 31, 2005 and the audited historical statement of income of Rudolph and Sletten for its fiscal year ended September 30, 2005, as adjusted to reflect the nine months ended September 30, 2005 by subtracting the appropriate unaudited interim period.

(2)	Our unaudited pro forma condensed combined statements of income reflect the following adjustments:

(a)	To record increase in depreciation expense due to write-up of fixed asset value.

(b)	To record the amortization of acquired intangible assets based on the straight-line method of amortization and the estimated economic lives as detailed in note 3 to our consolidated financial statements.

(c)	To record the elimination of compensation and payroll burden expense of certain Rudolph and Sletten executives who resigned in accordance with the terms of the stock purchase agreement pursuant to which we acquired Rudolph and Sletten.

(d)	To record the reduction in interest income related to the cash we expended for the acquisition of Rudolph and Sletten in excess of the $30 million term loan we used to refinance a portion of the purchase price for our acquisition of Rudolph and Sletten.

(e)	To record the elimination of the gain on sale of certain real estate properties by Rudolph and Sletten as required by the terms of the stock purchase agreement pursuant to which we acquired Rudolph and Sletten.

(f)	To record interest expense related to the new $30 million term loan we used to refinance a portion of the purchase price for our acquisition of Rudolph and Sletten.

(g)	To record the effect of a statutory income tax rate of 38.25% on the applicable pro forma income adjustments made.

(h)	To record the effect of a statutory income tax rate of 38.25% on the historical pretax income of Rudolph and Sletten.